EXHIBIT 10.15

SANGAMO THERAPEUTICS, INC.
2018 EQUITY INCENTIVE PLAN

OPTION TERMS AND CONDITIONS

As reflected by your Stock Option Grant Notice (“Grant Notice”), Sangamo Therapeutics, Inc. (the “Company”) has granted you an option under its 2018 Equity Incentive Plan (the “Plan”) and the French Stock-Options Sub-Plan dated 24 September 2018 (the "Sub- Plan") to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined herein but defined in the Grant Notice or the Plan or the Sub-Plan shall have the same definitions as in the Grant Notice or Plan or the Sub-Plan, as applicable.

The general terms and conditions applicable to your Option are as follows:

1.GOVERNING PLAN DOCUMENT.  Your Option is subject to all the provisions of  the Plan and the Sub-Plan, including but not limited to the provisions in Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Change in Control on your Option, Section 10(f) of the Plan regarding the Company’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option, Section 11(b) of the Plan regarding the tax consequences of your Option and Article 7 of the Sub-Plan regarding the breach of the conditions provided under the Sub-Plan. Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between these Terms and Conditions and the provisions of the Plan or the Sub-Plan, the provisions of the Plan or the Sub- Plan shall control.

2.EXERCISE.

(a)You may generally exercise the vested portion of your Option at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the option exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(h), 4(j) and 8(b)(v) of the Plan and Article 3 of the Sub-Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b)You may pay your Option exercise price by check, bank draft, bank transfer or money order;

3.TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)immediately upon the termination of your Continuous Service for Cause;

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(b)three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c)12 months after the termination of  your Continuous Service due to   your Disability;

(d)6 months after your death if you die during your Continuous Service;

(e)immediately upon a Change in Control if the Board has determined that the Option will terminate in connection with a Change in Control;

(f)the Expiration Date indicated in your Grant Notice; or

(g)the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 3(b) or 3(c) above, the term of your Option shall not expire until the earlier of (i) six months after your death, (ii) upon any termination of the Option in connection with a Change in Control, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of  the Date of Grant. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(h) of the Plan.

4.WITHHOLDING OBLIGATIONS. As further provided in Section 9 of the Plan you may not exercise your Option unless the applicable tax withholding obligations are satisfied.

5.TRANSFERABILITY. Except as otherwise provided in Section 4(e) of the Plan and Article 6 of the Sub-Plan, your Option is not transferable, except by will or by the laws of  descent and distribution, and is exercisable during your life only by you. The terms and conditions of the Plan, the Sub-Plan and the hereby conditions will be binding for your successors, legatees, estate executors and/or estate administrators.

Moreover, if your Option was granted to you in respect of your functions as a corporate executive officer (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société par actions) of TXCell SA, you will be under a specific obligation to hold 1% of the Shares received upon the exercise of such Options in a nominative form until the termination of your functions as corporate executive officer (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société par actions) of TXCell SA, pursuant to Article 6 of the Sub-Plan.

6.TAX CONSEQUENCES. The subscription or the sale of the Shares may give rise to adverse tax consequences for the Beneficiaries. You are responsible for seeking advices,  opinions and consultations from professionals of your choice, in particular prior to the exercise of the Options and to the subscription or sale of the Shares, with respect to any applicable tax consequences.

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The company does not warrant in any way the tax treatment which will be applied to operations that will be realized by the Beneficiary on the Options or the continuation of the current tax regime.

7.QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including the applicable income tax consequences please see the prospectus for the Plan which is available on the Company’s intranet site. You can request a paper copy of the prospectus for the Plan from the Plan Administrator.

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